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                                                                    EXHIBIT 21.1


                       SUBSIDIARIES OF REALNETWORKS, INC.



Entity                                         Jurisdiction
------                                         ------------

RealNetworks, Ltd.                             United Kingdom
RealNetworks K.K.                              Japan
RealNetworks, SARL                             France
RealNetworks GmbH                              Germany
RealNetworks Australia Pty. Limited            Australia
RealNetworks of Brazil LtDA                    Brazil
RealNetworks of Mexico, Inc.                   Mexico
RealNetworks E-Commerce LLC                    Delaware
RealNetworks Investments LLC                   Delaware
NetZip, Inc.                                   Georgia
Xing Technology Corporation                    California